Exhibit 4.21

CONFIDENTIAL TREATMENT REQUESTED BY ASAT HOLDINGS LTD.

THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “X”.

Credit Loan Contract under Short Term Export Credit Insurance

[English Translation]

Contract No.: CKXYBY2007004

Party A (Full Name): ASAT Semiconductor (Dongguan) Limited

Address: Zhen An Industrial Park, Zhen An Road, Chang An Town, Dongguan City

Post code: 523000

Legal representative (Responsible person): Lung Chi Sing Alex

Fax: 85200416                             Tel: 85428811

Bank with which the basic deposit account is opened: *XXXXXXXXXX

Account No.: XXXXXXXXXX

Party B (Lender): XXXXXXXXXX

Address: XXXXXXXXXX

Post code: XXXXXXXXXX

Responsible person: XXXXXXXXXX

Fax: XXXXXXXXXX                      Tel: XXXXXXXXXX

Whereas Party A has acquired or will acquire short term export credit insurance policy from XXXXXXXXXX (hereinafter referred to as XXXXXXXXXX ) for its export business with XXXXXXXXXX (hereinafter referred to as “Importers”), and Party A will apply to Party B for Loan Facility under the short term export credit (hereinafter referred to as “Loan Facility”), and Party B agrees to provide the Loan Facility. In accordance with the relevant laws and regulations, Party A and Party B, after amicable negotiation, unanimously agree to conclude this Contract for implementation.

Article 1 Loan Facility

Party B shall provide Party A with the Loan Facility (currency, in letters) of Renminbi One Hundred Fifty Million Yuan.

The Loan Facility mentioned in this Contract means the limit of the principal balance under the RMB or foreign currency loan provided to Party A by Party B within the Term of Loan Facility stipulated hereunder. During the term of Loan Facility, Party A may reuse the Credit Loan on a revolving basis. Party A may apply for loans consecutively regardless of the installments and the amount of each installment, as long as Party A’s outstanding principal balance under this Contract does not exceed Loan Facility. However, the aggregate of the loan amount, for which Party A applies, and the principal balance, which is not repaid by Party A, shall not exceed the Loan Facility.

The loan under credit mentioned in this Contract means the loans incurred by using the Loan Facility according to this Contract.

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 2 Term of Loan Facility

1.	The term of Loan Facility under this Contract shall commence from September 24, 2007 and end on September 23, 2008 (hereinafter referred to as “Term of Loan Facility”). The expiry date of the term of each Single Loan incurred within the Term of Loan Facility shall not fall behind the Term of Loan Facility.

When this Term of Loan Facility terminates, the unused credit shall become invalid automatically.

The term of a Single Loan means the period commencing from the drawdown date of such single loan and ending on the agreed repayment date.

Article 3 Use of Loan Facility

1.	This Loan Facility only applies to the Loan, under which the fourth term of payment as listed below is adopted for settlement of price of export goods:

A. Payment by L/C;

B. Export documentary collection (payment by D/P);

C. Export documentary collection (payment by D/A);

D. Open account (O/A);

E.

2.	Within the Loan Facility and during the Term of Loan Facility, Party A may apply for loans in installment in accordance with its demand. The parties shall go through the relevant formalities. The amount, interest rate, term and use of each loan shall be stipulated in the drawdown notice for loan under credit issued to Party A by Party B.

3.	If the guarantor discharges its guarantee obligations according to the guarantee agreement, Party B shall deduct from the principal of Loan Facility the amount equal to the principal balance against which the guarantor has discharges the guarantee obligations.

4.	During the Term of the Loan Facility, a Single Loan, for which Party A applies, shall not exceed 80% of Party A’s credit, which is verified by *XXXXXXXXXX, or 80% of the amount invoiced by Party A, and shall not exceed either amount as follows (whichever is lower):

A.	Each export amount (i.e. the invoice amount) reported to XXXXXXXXXX by Party A multiplied by the compensation proportion verified by XXXXXXXXXX;

B.	The (outstanding) credit granted to the Importers by XXXXXXXXXX multiplied by compensation proportion verified by XXXXXXXXXX.

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.	Term of a Single Loan

A.	Party A shall have the right to determine the term of a Single Loan based upon the actual payment schedule;

B.	Party A shall have the right to determine the term of a Single Loan based upon the terms of payment:

(a) In case of payment at sight (including payment by L/C at sight and documentary collection (D/P)), the term of each loan shall not exceed                      days; (b) In case of long-term payment (including usance L/C, documentary collection (D/A) and open account (O/A), the term of each loan shall not exceed 150 days.

Article 4 Interest Rate, Calculation of Interest, Interest Settlement and Fees

1.	Interest Rate, Calculation of Interest and Interest Settlement

(1)	Loan in Foreign Currency

The interest rate for the Single Loan under this Contract shall be an annual rate. The interest rate shall be the          item of the following:

(a)	Fixed rate: 3-month LIBOR + 80 BPS. During the term of each financing, the loan interest rate remains the same.

(b)	Fixed rate: -month HIBOR + interest difference . During the term of each financing, the loan interest rate remains the same.

(c)	Fixed rate: per annum. During the term of each financing, the loan interest rate remains the same.

The interest shall be calculated on a daily basis. In case of the loan in Hong Kong Dollar or British Pound, the interest shall be calculated on a 360-day basis. In case of the loan in any currency other than Hong Kong Dollar or British Pound, the interest shall be calculated on a 365-day basis. Each interest period shall include the first day of such period and exclude the last day.

When the loan becomes mature, if Party A repays the principal and interests in a lump sum, the interest shall be deemed settled as well as the principal. Before maturity of the loan, if Party A receives all export price under the short term export credit insurance, Party A shall repay the principal and interest immediately.

(2)	Loan in RMB

The interest rate for the Single Loan under this Contract shall be                      per annum. The interest shall be calculated on a daily basis. When the loan becomes mature, if Party A repays the principal and interests in a lump sum, the interest shall be deemed settled as well as the principal. Before maturity of the loan, if Party A receives all export price under the short term export credit insurance, Party A shall repay the principal and interest immediately. During the term of loan, the interest rate stipulated hereunder remains the same.

2.	Party A shall pay Party B the following costs under this Contract:

(1)	Credit Management Fee: % of the whole credit;

(2)	All expenses incurred to Party B by virtue of Party B’s claims against the relevant parties for collecting the insurance compensation in relation to the loan and sums under the guarantee and mortgage (pledge);

(3)	Party A shall bear the attorney’s fee, insurance premium, evaluation fee, registration fee, storage fee, appraisal fee and notarization fee in relation to this Contract or security under this Contract.

Article 5 Advance Of Loans

1.	Drawdown Application

When borrowing facility loans, Party A shall submit drawdown application for facility loans to Party B in advance. Party B shall decide whether to advance loans to Party A within five bank working days upon receipt of Party A’s drawdown application.

2.	Conditions Precedent for Use of Loan Facility: Unless waived by Party B in part or in whole, Party B has the obligation to provide facility loans to Party A upon satisfaction of the following conditions precedent:

(1)	Party A settles the price of export goods by the means provided under sub-clause 1 of Article 3;

(2)	Importers of Party A’s goods are *XXXXXXXXXX

(3)	Export goods have been dispatched;

(4)	Credit facility granted to Party A by XXXXXXXXXX has not been used up, and Party A has submitted to Party B the Information Notice on Short Term Export Credit Insurance issued by XXXXXXXXXX;

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(5)	Party A is the beneficiary (the insured party) of the short term export credit insurance procured for its export goods and has signed the Indemnity Transfer Contract with Party B and Sinosure to transfer its insurance interest to Party B without affecting the validity of the Contract;

(6)	Party A has completed approval, registration, delivery and all other legal procedures in relation to loans under this Contract in accordance with relevant laws and regulations;

(7)	Party A has submitted relevant documents in accordance with Party B’s requirements;

(8)	Guaranty contract or other forms of security in conformity with Party B’s requirements have come into effect;

(9)	Party A has not committed any act of default under this Contract;

(10)	Party A has paid Party B facility management fee, if so provided in this Contract, within five bank working days after execution of this Contract;

(11)	Party A has provided other documents that Party B deems necessary;

(12)	Other conditions precedent for use of Facility: .

Article 6 Repayment

It is agreed that Party B has the right to deduct relevant amount from payment collected for export goods under this Contract to settle the principal, interest and other expenses under this Contract regardless whether such a loan is mature or not.

If the payer refuses to pay or delays payment for the export goods financed by a Single Loan under this Contract, Party B has the right to decide, as the case may be that such a Single Loan is deemed to be mature and consequently requests Party A to prepay the loan.

In case Party A fails to repay the loan principal, interest and other expenses under this Contract by the foregoing means, Party A shall repay the same with other fund. Party B is entitled to deduct the outstanding payment from Party A’s account.

Article 7 Rights and Obligations of Both Parties

1.	Party A undertakes that Party B has the right to acquire all indemnity under the export credit insurance policy in accordance with the Indemnity Transfer Contract so as to realize Party B’s right under this Contract.

2.	Party A undertakes to declare export timely and completely, pay insurance premium, submit the Notice on Possible Losses, make claims and perform other obligations of the insured in a timely manner in accordance with the Short Term Export Credit Insurance Provisions of *XXXXXXXXXX. Party A may not refuse to timely and fully perform its

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

repayment obligations on such grounds as *XXXXXXXXXX rejection of claims or other consequences that are caused by Party A’s failure of submitting the Notice on Possible Losses, late submission of the same, or failure of performing other obligations of the insured.

3.	Party A shall provide Party B with all export documents in relation to each Single Loan under this Contract for Party B’s submission of such documents and collection of the payment. All sums acquired as such shall be directly used to repay the principal, interest and other expenses of each Single Loan under this Contract. Any outstanding balance shall be paid by Party A separately. Party B is not responsible for any losses or damages of documents occurred during the mailing process where Party B has no fault.

4.	In case Party A applies for loans under this Contract for export by means of open account, Party A shall provide Party B with all export documents (original) in relation to each Single Loan within the Loan Facility for Party B’s submission of such documents and collection of the payment. Party A shall specify in the export contracts that Importers shall pay the purchase price of the export goods to the account designated by Party B or adopt other measures necessary to the same effect:

Account Name: ASAT Semiconductor (Dongguan) Limited

Account Number: XXXXXXXXXX

In case the purchase price is directly paid to other accounts of Party A, Party A shall notify Party B timely upon receipt of such sums and transfer the sums to the account designated by Party B immediately. All payment made under open account sale contract shall only be paid to this account. Before Party A fully and timely repays debts it owed to Party B, the account may not be cancelled, transferred or pledged to any third party. Without written consent of Party B, fund in this account cannot be transferred or pledged to any third party or used to repay or offset loans owed to any third party or for any other purposes.

When Party A applies for loans under this Contract for export by means of L/C, if the L/C terms change materially to the detriment of Party B, including but not limited to decrease of the amount under L/C, extension of payment term, revocation of L/C, Party A shall prepay loans as per Party B’s request after receipt of Party B’s notice. Without written consent from Party B and the guarantors, Party A shall not request or accept amendment of L/C terms or revocation of L/C. Without written consent of Party B, Party A shall not transfer rights and obligations under L/C or this Contract.

5.	Party A undertakes to timely provide Party B with all information regarding the insurance policy, including all effective credit facility and its use under the insurance policy, purchase price of the export goods and collection of payment, notification of possible loss and claims, export declaration and payment of insurance premium, etc.

6.	If the payer deliberately refuses to pay, delays in payment or withholds part of the payment or in case of refusal of payment, delay in payment or withholding of part of the payment by the payer as a result of loss or delay of documents in delivery, mistakes in telecommunications or other events that are not caused by Party B’s fault, or in the occurrence of events uncovered by the insurance policy, Party B may claim against Party A for the outstanding principal, interest, expenses and all losses

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

incurred therefrom and has the right to directly deduct such sums from the account Party A opened with *XXXXXXXXXX or from other amount payable or take other measures including requesting Party A to provide additional security.

7.	Party B has the right to deduct, from any account Party A opened with Party B or any branches of XXXXXXXXXX, the outstanding principal, interest, default penalty or other expenses payable to Party B. Party A agrees to authorize Party B or other branches of XXXXXXXXXX to deduct the above sums from any account of Party A. If the account is not in RMB whereas payment shall be made by RMB, Party A authorizes Party B to convert deposit in Party A’s foreign currency account into RMB in accordance with the foreign exchange quotation of that day.

8.	Party A shall not enter into any contract to the detriment of Party B’s rights and interests under this Contract.

9.	Party A has the right to prepay loans under this Contract. The interest incurred shall be calculated by the actual days of use of the loan and the interest rate provided under Article 4 of this Contract.

10.	Party A has the right to request Party B to keep confidential financial materials as well as business secrets regarding production and operation provided by Party A to Party B unless provided otherwise by laws and regulations.

11.	Party A shall provide its accounting and financial documentation and operational documentation according to Party B’s request, and shall guarantee the authenticity, completeness and effectiveness of such documentation.

12	Party A shall open its account at Party B or Party B’s branches and use such account to conduct the settlement and deposit activities relating to the loans under this Contract.

13	Party A shall provide with active efforts to assist and accept Party B’s inspection and examination on Party A’s operation and financial activities and the loans under this Contract.

14	The Loan Facility shall be used by Party A for the purpose as described under this Contract.

15	Party A shall repay the principal and interest of the loans within the terms as described under this Contract.

16	Party A shall not withdraw its capital or remove its assets in order to escape from its liabilities under this Contract.

17	In case that Party A intends to provide any guarantee for any third party’s debts and such guarantee might affect Party A’s capability to repay the loans under this Contract, Party A shall notify Party B and obtain Party B’s consent in advance.

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18	Party A shall provide other alternative guarantee measures which are acceptable to Party B, in the event of any shutout, cease of business, deregistration, revocation of the business license, rescission, bankruptcy, deficits, losses of part or all of the guarantee capabilities for the Loan Facility of the Guarantor under this Contract.

19	Before the full repayment of the debts, Party A shall duly inform Party B any change to its name, legal representative (principal), address, business scope and registered capital.

20	During the term of this Contract, in the event of any Party A’s contractual arrangement, lease arrangement, shareholding restructure, affiliation, merger, acquisition, joint venture arrangement, split, application for cease of operation for reorganization, dissolution and bankruptcy and other events which will affect the repayment of loans under this Contract, Party A shall inform Party B in writing 30 business days in advance, obtain Party B’s consent and make arrangement for repayment and guarantee of the debts as per Party B’s request.

21	During the term of this Contract, in the event of any shutout, cease of business, deregistration, revocation of the business license, involvement of the legal representative or principal in illegal activities or serious litigation cases, serious difficulties in operation, financial depravation and other issues which will cause severe negative effects to Party A’s repayment capabilities, Party A shall immediately inform Party B in writing and make arrangement for repayment and guarantee of the debts according to Party B’s request.

22	Party A shall duly repay the principal and interest of the loans. The transfer of the insurance interest from Party A to Party B shall not be used to defense for any delay of the repayment. After Party A fully repays the principal and interest of the loans, Party B may transfer the insurance interests to Party A based upon Party A’s application.

Article 8 Guarantee

The guarantee under this Contract is item 6 in the followings:

(1)	Guaranty;

(2)	Mortgage;

(3)	Pledge;

(4)	Guaranty bond;

(5)	Standby L/C;

(6)	Credit insurance;

(7)	Others: .

Article 9 Liability for Breach of Contract

1	Breach of Contract

Before the full repayment of the debts under this Contract, The following situation will constitute a breach of contract:

(1)	Party A’s breach

a.	Party A fails to provide authentic, complete and effective financial documentation, operational documentation and other relevant materials;

b.	The Loan Facility is used by Party A for purposes other than the one as described under this Contract;

c.	Party A fails to repay the principal and interest of the loans within the terms as described under this Contract;

d.	Party A refuses or hinders Party B’s inspection and examination on the use of the loans under this Contract;

e.	Party A withdraws its capital or removes its assets in order to escape from its liabilities under this Contract;

f.	Party A violates its liabilities in Article 7 of this Contract;

g.	Party A fails to duly repay the debts due to serious difficulties in operation or financial depravation. Party A gets involved in serious litigation or arbitration cases or other disputes which makes Party B believes that Party A’s capabilities to undertake its responsibilities may be or have been affected;

h.	The Importers fail to pay for export goods or delay the payment of goods;

i.	Party A fails to provide Party B with a certain amount of guaranty bond;

j.	Other debts owed by Party A have affected or may affect Party A’s capabilities to undertake its responsibilities to Party B under this Contract;

k.	Party A fails to repay other debts it owed to *XXXXXXXXXX;

l.	Party A undertakes contractual arrangement, lease arrangement, shareholding restructure, affiliation, merger, acquisition, joint venture arrangement, split and other activities which change or alter the operation forms of Party A and Party B believes that its rights and interests under this Contract may be or have been affected;

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

m.	Other situations which Party B deems capable of affecting repayment of loans under this Contract;

n.	Violation of other responsibilities of Party A under this Contract.

(2)	Failure of Party A to provide alternative guarantee on demand of and to the satisfaction of Party B after occurrence of the following pledgor-related events shall be deemed to be a breach of contract by Party A:

a.	Party A undertakes contractual arrangement, lease arrangement, merger, acquisition, shareholding restructure, affiliation, joint venture arrangement, split, bankruptcy, rescission or other activities which will affect guarantor’s capability to perform its joint and several guarantee liabilities.

b.	The guarantor provides a third party with other guarantees which exceed the guarantor’s capability.

c.	The guarantor losses or may lose its guarantee capability.

d.	Other default events provided under the guarantee contract.

(3)	Failure of Party A to provide alternative guaranty on demand and to the satisfaction of Party B after occurrence of the following mortgagor-related events shall be deemed to be a breach of contract by Party A:

a.	The mortgagor fails to complete the mortgage procedures according to the mortgage contract, or fails to dispose of the insurance compensation according to the mortgage contract after the insurance accident happens;

b.	The mortgagor fails to dispose of the insurance compensation according to the mortgage contract due to damage, loss or decrease of the value of the mortgaged properties caused by a third party;

c.	The mortgagor leases, transfers, repetitiously mortgages or disposes of the mortgaged properties without Party B’s written consent.

d.	The mortgagor disposes of the mortgaged properties based upon Party B’s consent yet fails to dispose of the compensation according to the mortgage contract.

e.	In case that the mortgaged properties have been damaged, lost or the value of such properties have decreased, the mortgagor fails to recover the value of the properties or fails to provide other guaranty acceptable to Party B.

f.	Other default events provided under the mortgage contract.

(4)	Failure of Party A to provide new guaranty on demand and to the satisfaction of Party B after occurrence of the following pledgor-related events shall be deemed to be a breach of contract by Party A:

a.	The pledgor fails to insure the pledged property on demand of Party B, or fails to dispose of the insurance compensation as per the pledge contract after occurrence of any insurance accident;

b.	The pledged property having been destroyed, lost or devaluated due to the conduct of a third party, the pledgor fails to dispose of the insurance compensation as per the pledge contract;

c.	The pledgor disposes of the pledged property upon approval of Party B, but fails to dispose of the proceeds therefrom as per the pledge contract;

d.	The pledged property having been destroyed, lost or devaluated to such extent as may affect discharge of the principal and interest of the debt, the pledgor fails to recover the value of the pledged assts in time, or to provide any other guaranty acceptable to Party B; or

e.	Other default events provided under the pledge contract.

(5)	In the events where the guaranty contract or any other form of security has failed to take effect, been held void or been rescinded, or the guarantor has lost his/her capability of guarantee partially or wholly, or has refused to perform his/her obligation of guarantee, it shall be deemed to be a breach of contract by Party A if, on demand of Party B, Party A fails to provide any alternative guaranty to the satisfaction of Party B.

2	Remedies against Breach of Contract

(1)	Overdue loan refers to the loan not having been discharged by Party A on the maturity date. When the loan is overdue, interest and compound interest against the principal and interest which has failed to be discharged by Party A on time (including the principal and interest which has been declared by Party B to partially or wholly mature in advance) shall apply from the maturity date to the date of actual repayment of the principal and interest in total, calculated as per the punitive interest rate, which is 0.5‰ per day, and the settlement method agreed in this Contract. If the loan is denominated in foreign currency, when the loan is overdue, interest and compound interest against the loan which has failed to be discharged by Party A on time (including the principal and interest which has been declared by Party B to partially or wholly mature in advance) shall apply from the maturity date, settled quarterly as per the interest rate of overdue loan, which is 100% higher than the normal interest rate.

(2)	In case of default events as described in the foregoing Item (1) to (5), Party B is entitled to take the following actions:

a.	adjusting or terminating Party A’s use of the Facility or any single Facility under this Contract;

b.	stopping advancing loans, declaring that the loan shall mature immediately, or demanding that Party A discharge all the principal, interest and cost under this Contract, whether mature or not;

c.	imposing on Party A a fine for breach of contract which equals 6.3‰ of the principal;

d.	where Party A fails to use the loan in accordance with the agreed usage under this Contract, imposing on Party A punitive interest as per relevant regulations of People’s Bank of China against the part of the loan appropriated by Party A;

e.	before the maturity date of the loan, imposing on Party A compound interest as per the interest rate and settlement method agreed in Article 4 of this Contract against the interest which fails to be discharged by Party A on time;

f.	when the loan is overdue, imposing on Party A interest and compound interest, which shall be calculated as per the overdue interest rate provided by People’s Bank of China on the maturity date and the settlement method agreed in this Contract, against the principal and interest which has failed to be discharged by Party A on time (including the principal and interest which has been declared by Party B to partially or wholly mature in advance). Loan being overdue means failure of Party A to discharge the loan on time or repayment of the loan by Party A exceeding the time limit of the repayment scheme in installment agreed in this Contract;

g.	withdrawing the deposit in any currency from the accounts opened by Party A at *XXXXXXXXXX or its branches;

h.	demanding that Party A provide alternative guaranty accordant with the requirement of Party B against all debts under this Contract;

i.	canceling the Contract.

(3)	In the events where Party A fails to adequately repay the principal and interest of the loan under this Contract as well as any relevant cost, Party B is entitled to adopt one or some of the following measures:

a.	withdrawing the deposit from the accounts opened by Party A with XXXXXXXXXX or its branches;

b.	disposing of the mortgaged property or the pledged property, or claiming against the guarantor;

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c.	demanding that Party A submit the Notice on Possible Loss to *XXXXXXXXXX and claim for compensation thereagainst, and in addition, contact XXXXXXXXXX in time and request payment of compensation to Party B directly.

Article 10 Alteration of the Contract

Unless otherwise provided in this Contract, alteration of any provision of this Contract expected by either party after this Contract taking effect shall be notified to the other party in time, and agreed by both parties in writing.

Article 11 Miscellaneous

1.
2.
3.

Article 12 Dispute Settlement for the Contract

If any dispute occurs during performance of this Contract, it shall be settled through consultation, or, if the consultation fails, through the first of the following methods:

1.	Litigation at the court of Party B’s location;

2.	Arbitration by Arbitration Commission (the location of arbitration shall be ) as per the arbitration rule of that commission in force at the date of the arbitration application. The arbitral award shall be final and binding on both parties.

During litigation or arbitration, provisions of this Contract not involved in the dispute shall continue to be performed.

Article 13 Validation of the Contract

This Contract shall take effect upon signature of the legal representative (principal) or authorized agent and affixing of the official stamp of Party A, together with signature of the principal or authorized agent and affixing of the official stamp of Party B.

Article 14 Counterparts

This Contract shall be prepared in four originals.

Within the term of validity and the amount of the Loan Facility under the short-term export credit insurance, each of the legal documents (including but not limited to the drawdown application and notification of the Loan Facility under the short-term export credit insurance, as well as all sorts of warrants) contributing to formation of the creditor and debtor relationship between Party A and Party B shall constitute part of this Contract.

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 15 Declarations

1.	Party A has clear understanding about the business scope and authority limit of Party B.

2.	Party A has perused all the articles of this Contract. Party B has made explanations for corresponding articles of this Contract on demand of Party A. Party A has been totally informed and had sufficient understanding about the meanings and corresponding legal consequence of the articles of this Contract.

3.	Party A is entitled to sign this Contract.

Party A (Official Stamp):

Legal Representative (Principal) or Authorized Agent (Signature):

Date: September 21st, 2007

Party B (Official Stamp):

Principal or Authorized Agent (Signature):

Date: September 21st, 2007